DISTRIBUTION AGREEMENT

AGREEMENT made as of the ___ day of _________ 2002, by and between Thrivent Financial for Lutherans, a fraternal benefit society organized under the laws of the state of Wisconsin ("Thrivent"), on its own behalf and on behalf of the Thrivent Variable Annuity Account I (the "Variable Account"), and AAL Capital Management Corporation, a Delaware corporation ("AAL CMC").

WITNESSETH:

WHEREAS, the Variable Account was established as a separate investment account of Thrivent pursuant to the laws of Wisconsin for the purpose of selling flexible premium variable annuity contracts ("Contracts"), to commence after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission on Form N-4 pursuant to the Securities Act of 1933, as amended (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Variable Account is registered as a unit investment trust under the 1940 Act; and

WHEREAS, AAL CMC is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

WHEREAS, Thrivent and AAL CMC wish to enter into an agreement to have AAL CMC act as the Company's principal underwriter for the sale of the Contracts through the Variable Account;

NOW, THEREFORE, the parties agree as follows:

  Appointment of the Distributor

  Thrivent agrees that during the term of this Agreement it will take all action which is required to cause the Contracts to comply as an insurance product and a registered security with all applicable federal and state laws and regulations. Thrivent appoints AAL CMC and AAL CMC agrees to act as the principal underwriter for the sale of Contracts to the public, during the term of this Agreement, in each state and other jurisdiction in which such Contracts may lawfully be sold. AAL CMC shall offer the Contracts for sale and distribution at premium rates set by Thrivent. Applications for the Contracts shall be solicited only by representatives duly and appropriately licensed or otherwise qualified for the sale of such Contracts in each state or other jurisdiction. Thrivent shall undertake to appoint AAL CMC's qualified registered representatives as life insurance or annuity agents of Thrivent. Completed applications for Contracts shall be transmitted directly to Thrivent for acceptance or rejection in accordance with underwriting rules established by Thrivent. Initial premium payments under the Contracts shall be made by check payable to Thrivent and shall be held at all times by AAL CMC or its registered representatives in a fiduciary capacity and remitted promptly to Thrivent. Anything in this Agreement to the contrary notwithstanding, Thrivent retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of Thrivent. AAL CMC shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

  Sales Agreements

    AAL CMC is hereby authorized to enter into separate written agreements, on such terms and conditions as AAL CMC may determine not inconsistent with this Agreement, with one or more registered representatives who agree to participate in the distribution of Contracts. Such registered representatives shall be registered as securities agents with the NASD. AAL CMC and its registered representatives soliciting applications for Contracts shall also be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable blue sky laws of each state or other jurisdiction in which Thrivent is authorized to offer the Contracts. AAL CMC shall have the responsibility for ensuring that its registered representatives are properly supervised. AAL CMC shall assume any legal responsibilities of Thrivent for the acts, commissions or defalcations of such registered representatives insofar as they relate to the sale of the Contracts. Applications for Contracts solicited by AAL CMC through its registered representatives shall be transmitted directly to Thrivent. All premium payments under the Contracts shall be made by check to Thrivent and, if received by AAL CMC, shall be held at all times in a fiduciary capacity and remitted promptly to Thrivent.

    With the consent of Thrivent, AAL CMC also may employ such other person, persons, corporation, or corporations in order to assist it in carrying out this Contract.

  Life Insurance or Annuity Licensing

  Thrivent shall be responsible for ensuring that the registered representatives are duly qualified under the insurance laws of the applicable jurisdictions to sell the Contracts.

  Suitability

  Thrivent wishes to ensure that Contracts sold by AAL CMC will be issued to purchasers for whom the Contract will be suitable. AAL CMC shall take reasonable steps to ensure that the various registered representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a registered representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make the premium payments contemplated by the Contracts.

  Promotion Materials

  Thrivent shall have the responsibility for furnishing to AAL CMC and its registered representatives sales promotion materials and individual sales proposals related to the sale of the Contracts. AAL CMC shall not use any such materials that have not been approved by Thrivent.

  Compensation

  Thrivent shall arrange for the payment of commissions directly to those registered representatives of AAL CMC who are entitled thereto in connection with the sale of the Contracts on behalf of AAL CMC, in the amounts and on such terms and conditions as Thrivent and AAL CMC have determined in accordance with the contracts with the registered representatives.

  Thrivent shall reimburse AAL CMC for the costs and expenses incurred by AAL CMC in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement, in the initial sales efforts and the continuing obligations hereunder.

  Records

  AAL CMC shall have the responsibility for maintaining the records of representatives licensed, registered and otherwise qualified to sell the Contracts. AAL CMC shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records of Thrivent, the Variable Account and AAL CMC shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by AAL CMC or in connection with this Agreement shall be the property of Thrivent and shall be returned to Thrivent upon termination of this Agreement, free from any claims or retention of rights by AAL CMC. AAL CMC shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if Thrivent has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

  Investigations and Proceedings

    AAL CMC and Thrivent agree to cooperate fully in any insurance regulatory investigation, proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. AAL CMC and Thrivent further agree to cooperate fully in any securities regulatory investigation, proceeding or judicial proceeding with respect to Thrivent, AAL CMC, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. AAL CMC shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the Thrivent's operations are being conducted in a manner consistent with any applicable law or regulation.

    In the case of a written customer complaint, AAL CMC and Thrivent will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

  Termination

  This Agreement shall terminate automatically upon its assignment by either party without the prior written consent of both parties. This Agreement may be terminated at any time by either party on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in paragraph 8 hereof.

  Regulation

  This Agreement shall be subject to the provisions of the 1933 Act, the 1940 Act and the Securities Exchange Act and the rules, regulations and rulings promulgated thereunder and of the applicable rules and regulations of the NASD, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

  Severability

  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

  Applicable Law

  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                THRIVENT VARIABLE ANNUITY ACCOUNT I
                                By Thrivent Financial for Lutherans

                                By ______________________________________
                                   Bruce J. Nicholson, President
                                   And Chief Executive Officer

                                THRIVENT FINANCIAL FOR LUTHERANS

                                By _____________________________________
                                   Bruce J. Nicholson, President
                                   And Chief Executive Officer

                                AAL CAPITAL MANAGEMENT CORPORATION

                                By _____________________________________
                                   _________, President